Exhibit 4.1

PERFORMANCE SHARE UNIT PLAN FOR DESIGNATED LEADERS OF
CGI GROUP INC. AND ITS SUBSIDIARIES

1.                                      Definitions

For the purposes hereof and unless the context otherwise requires:

1.1                               “Award” means the PSU grant made to a Participant under the Plan on an Award Date, evidenced by an Award Letter;

1.2                               “Award Date” means the date on which an Award is made, as set forth in the Award Letter;

1.3                               “Award Letter” has the meaning given to that expression in Section 5 hereof;

1.4                               “Blackout Period” means any period during which a policy of the Company prevents a Participant from trading in securities of the Company;

1.5                               “Board” means the Board of Directors of the Company;

1.6                               “Business Day” means a day of the week other than a Saturday, Sunday or a legal holiday recognized as such either in the Province of Quebec, or in the place where the concerned Participant is normally resident;

1.7                               “CGI Fiscal Year” means the 12-month financial reporting period of the Company;

1.8                               “CGI Shares” means the Class A subordinate voting shares in the share capital of the Company;

1.9                               “Committee” means the Human Resources Committee of the Board;

1.10                        “Company” means CGI Group Inc. and any successor corporation thereto;

1.11                        “Control Person” has the meaning given to that expression in the Securities Act (Québec);

1.12                        “Determination Date” has the meaning given to that expression in Section 6 hereof;

1.13                        “Earning Period” has the meaning given to that expression in Section 6 hereof;

1.14                        “Employee” means any regular employee of the Company or of any of its Subsidiaries;

1.15                        “Estate” has the meaning given to that expression in Paragraph 8.2 hereof;

1.16                        “Expiry Date” means, in respect of an Award, the Business Day preceding the last day of the calendar year which is three years following the end of the CGI Fiscal Year during which the Award is made;

1.17                        “Participant” means any Employee to whom an Award is made by the Board;

1.18                        “Plan” means this Performance Share Unit Plan for the Designated Leaders of the Company and its Subsidiaries, including any Annex thereto;

1.19                        “Plan Trustee” means such persons or entities as may be designated from time to time by the Company;

1.20                        “PSU” means a performance share unit of the Company which represents the right of a Participant, once such unit is earned and has vested in accordance with the Award Letter and this Plan, to receive one CGI Share for each such performance share unit;

1.21                        To “Retire” or “Retirement” means that the Participant has ceased to be a regular Employee, provided that:

•                                          the Participant is either no longer gainfully employed; or

•                                          following the cessation of employment, the Participant is gainfully employed and pursues activities in a business that is not a direct competitor of the Company or one of its Subsidiaries; and

•                                          the Founder and Executive Chairman of the Board, the President and Chief Executive Officer or the most senior officer of the Company responsible for Human Resources confirms in writing the Participant’s retirement;

1.22                        “Settlement Date” means the date upon which the Participant’s earned and vested PSUs are settled;

1.23                        “Subsidiary” means an entity that: (i) is a “related entity” of the Company within the meaning of National Instrument 45-106, as adopted by the Canadian Securities Administrators and as amended from time to time; and (ii) is designated as a “Subsidiary” by the Founder and Chairman of the Board of the Company or the President and Chief Executive Officer of the Company;

1.24                        “Tax-Related Items” means any federal, state, provincial, local and/or foreign tax items, including income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items, related to participation in the Plan and legally applicable to Participant (including any employer liability for such items that the Company has determined to be applicable to Participant);

1.25                        “Vesting Date” means, in respect of an Award, the date when the Award is fully and completely vested as determined by the Board in accordance with Section 7; and

1.26                        “Vesting Schedule” means the schedule established in an Award Letter under which an Award vests in respect of a Participant, provided a Participant will be required to remain an Employee continuously from the Award Date through the relevant Vesting Date, except as otherwise provided under Section 8.

2.                                      Purpose of the Plan

The Plan has been established to assist the Company in attracting, retaining and motivating Employees and to promote the success of the Company’s business and align the interests of the Employees with those of the Company shareholders.

3.                                      Administration

The Plan is governed by the Board. The Committee makes recommendations to the Board in relation to Awards granted under the Plan. The Board has the ultimate and sole power and authority to (i) approve Awards granted under the Plan, (ii) determine the terms and conditions of Awards granted under the Plan, (iii) prescribe, amend and rescind rules and regulations relating to the Plan and establish sub-plans under the Plan for the purpose of complying or facilitating compliance with applicable laws or customary business practice or qualifying for specific tax treatment, (iv) interpret the terms of the Plan and Awards that have been granted under the Plan and (v) exercise such powers and perform such acts as the Board deems necessary or desirable to promote the best interests of the Company which are not in conflict with the provisions of the Plan. The determinations, designations, decisions and interpretations of the Board are binding and final.  Management of the Company is responsible for the day-to-day administration of the Plan.

4.                                      Grant of Awards

The Board shall determine the number of PSUs granted under an Award to a Participant. The Board shall further establish at the time of each grant of an Award, within the restrictions set forth in the Plan, the Award Date, the Vesting Date, the Vesting Schedule, any performance objectives that must be attained for the Award to be earned, and other particulars applicable to an Award granted hereunder. The Committee may make recommendations to the Board in respect of Awards.

5.                                      Award Letter

Upon the grant of an Award, the Company shall deliver to the Participant, a letter containing the terms and conditions of the Award (the “Award Letter”).

6.                                      Earning Period

The PSUs granted to a Participant may be subject to one or more performance objectives.  Such performance objectives and the period of time over which they are calculated (the “Earning Period”), if any, shall be determined by the Board in its sole discretion.  The level of attainment of the performance objectives shall be determined on the date determined by the Board in its sole discretion (the “Determination Date”).  Upon the Determination Date, the percentage of PSUs identified in the Award Letter as corresponding to the level of attainment of the performance objectives shall become earned and eligible to vest in accordance with the Vesting Schedule, subject to the terms and conditions of the applicable Award Letter and this Plan. The Company shall confirm to the Participant the number of PSUs earned by such Participant following the relevant Determination Date. All PSUs subject to one or more performance objectives not earned in accordance with this Section shall expire and the Participant shall not have any rights or entitlements whatsoever in respect of any such PSUs. The Committee may make recommendations to the Board in respect of performance objectives and their level of attainment.

7.                                      Vesting Schedule and Vesting Date

Subject to the provisions of Section 8, the Vesting Schedule and the Vesting Date of an Award will be determined by the Board at the time of the grant, provided that such Vesting Schedule or Vesting Date may not extend beyond the Expiry Date.

8.                                      Early Expiry of Awards

Unless otherwise determined by the Board on or after the Award Date, Awards, or part thereof, shall expire, as the case may be, in the following events and manner:

8.1                               If the employment of a Participant terminates for any reason other than those contemplated under Paragraphs 8.2 and 8.3 on or before the Vesting Date of an applicable Award, any unvested PSUs (including, for greater certainty, any earned or unearned PSUs) outstanding on the Participant’s termination of employment shall expire on such date and the Participant shall not have any rights or entitlements whatsoever in respect of any such PSUs.

8.2                               Upon the death of a Participant, any PSUs that have been earned as of the applicable Determination Date for such Award in accordance with Section 6 but remain unvested shall vest automatically upon the Participant’s death, and the estate, succession, heirs or legal representatives of a deceased Participant (hereafter referred to as the “Estate”) shall receive, in accordance with the provisions of the Award Letter and of Section 13, as soon as practicable after the date of death, but no later than the end of the calendar year following the calendar year in which the Participant died, the number of CGI Shares represented by such earned and vested PSUs of such Participant.  Any unearned PSUs outstanding at the time of the Participant’s death shall expire on such date and the Estate shall not have any rights or entitlements whatsoever in respect of any such PSUs.

8.3                               If a Participant Retires, any PSUs that have been earned as of the applicable Determination Date for such Award in accordance with Section 6 but remain unvested shall vest automatically upon the Participant’s date of Retirement and the Participant shall receive, in accordance with the provisions of the Award Letter and of Section 13, within ninety days (90) days following the Participant’s date of Retirement, the number of CGI Shares represented by such earned and vested PSUs of such Participant.  Any unearned PSUs outstanding at the time of the Participant’s Retirement shall expire on such date and the Participant shall not have any rights or entitlements whatsoever in respect of any such PSUs.

9.                                      Purchase of CGI Shares in the Open Market

9.1                               Within ninety (90) days following an Award Date or such later date determined by the Company, a Plan Trustee, upon notice and receipt of sufficient funds from the Company or Subsidiary, as applicable, shall cause to be purchased in the open market such number of CGI Shares as is equal to the lesser of (i) the number of PSUs comprised in the Award, and (ii) the number of CGI Shares required to be purchased by a Plan Trustee to ensure that the aggregate number of CGI Shares held by a Plan Trustee is not less than the total number of PSUs then outstanding in respect of such Plan Trustee’s aggregate Participants.

9.2                               Each Plan Trustee shall hold the CGI Shares in trust for the purposes of the Plan and in accordance with the terms of the trust agreement between the Company or its Subsidiary, as applicable, and such Plan Trustee as may be amended, supplemented or replaced from time to time, and shall distribute the CGI Shares to Participants in accordance with the terms of the Plan.

9.3                               No Participant or other person shall have any claim or right to receive CGI Shares on account of PSUs credited to the applicable trust pursuant to the Plan until the Settlement Date.  Under no circumstances shall PSUs entitle a Participant to exercise any voting rights or other rights attaching to the ownership of CGI Shares so long as the CGI Shares remain in the possession of a Plan Trustee.  Except in accordance with the terms of its trust agreement or as otherwise agreed with the Company, a Plan Trustee shall not vote the CGI shares held in trust for the purposes of the Plan.

9.4                               The Company may establish or cause to be established one or more trusts under the Plan as may be required to meet applicable law or for any other purpose.  Notwithstanding anything to the contrary under this Plan, neither the Company nor any of its Subsidiaries shall be required to fund a trust for purposes of settling any Awards granted under the Plan, if the funding of such trust could result in a breach of applicable law, result in negative tax consequences for the Company, any of its Subsidiaries or any Participant, or be administratively burdensome.

10.                               Settlement of PSUs

10.1                        Except as otherwise provided in Section 8, or in the applicable Award Letter, PSUs earned in accordance with Section 6 and vested in accordance with Section 7 shall be settled within thirty (30) days following the Vesting Date, provided however that (i) if the Participant is not a Control Person and the Settlement Date occurs during a Blackout Period, the Settlement Date will be automatically deferred to the first Business Day immediately following the last day of the Blackout Period, provided such deferral would not otherwise violate any applicable law as determined by the Company in its sole discretion, and (ii) if the Participant is a Control Person and the Settlement Date occurs during a Blackout Period, the Settlement Date will be automatically deferred to the first Business Day immediately following the later of (A) the last day of the Blackout Period and (B) if applicable, the expiry of any regulatory notice period (including pursuant to any required SEDAR filing on Form 45-102F1) required to be filed by the Control Person in respect of the sale of the underlying CGI Shares, provided such deferral would not otherwise violate any applicable law as determined by the Company in its sole discretion. Notwithstanding (i) and (ii) above, no Settlement Date can be deferred beyond the Expiry Date of the PSUs.  Accordingly, all vested PSUs not settled before the Expiry Date will be automatically settled on the Expiry Date.

10.2                        Notwithstanding any provision in the Plan or any Award Letter to the contrary, the Company may, in its sole discretion, settle an Award (or any portion thereof) in the form of a cash payment to the extent settlement in CGI Shares (i) could result in a breach of applicable law, (ii) could result in negative tax consequences for the Company, any of its Subsidiaries or any Participant, (iii) would require the Participant, the Company or its applicable Subsidiary to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different), or (iv) is administratively burdensome as determined by the Board in its sole discretion.

11.                               Assignment

The rights of a Participant under the Plan and the Award Letter may not be assigned, pledged or encumbered nor any interest therein other than by will or under the law of succession.

12.                               Effect of any Amendment to the Share Capital

In the event of any change in the number of outstanding CGI Shares following any share dividend, subdivision, reorganization, merger, consolidation, combination or exchange of shares or any other similar corporate change, the Board shall make an equitable adjustment to the number of PSUs held in the record in respect to a Participant or to the class of shares underlying the PSUs.  Such adjustment shall be final and binding for the purposes of the Plan.

13.                               Tax-Related Items

13.1                        Regardless of any action taken by the Company or a Subsidiary with respect to the Tax-Related Items, the Participant is ultimately responsible for the Tax-Related Items.  The Company does not make any representation or undertaking regarding the treatment of any Award granted under the Plan and any Tax-Related Items and does not commit to and is under no obligation to structure the Plan or any Award granted under the Plan to reduce or eliminate a Participant’s liability for Tax-Related Items or achieve any particular tax result.

13.2                        Prior to distributing CGI Shares from the Plan to a Participant, a Plan Trustee shall sell in the open market, on behalf of and for the account of the Participant, a sufficient number of the CGI Shares underlying the Participant’s Award so that the proceeds of the sale of the CGI Shares are sufficient to satisfy any withholding obligation for Tax-Related Items, and remit the balance of the CGI Shares underlying the Participant’s Award to the Participant.  In determining the number of CGI Shares to be sold to satisfy the withholding obligation for Tax-Related Items, minimum or maximum withholding rates for the Participant’s jurisdiction may be considered.  In the event a minimum rate is utilized, the Participant may be required to pay additional Tax-Related Items directly to the relevant tax authority.  In the event a maximum rate is utilized such that more CGI Shares than needed to satisfy the withholding obligation for Tax-Related Items are sold, the Participant may receive a refund in cash, either from the Company or the relevant Subsidiary (or, if permitted by applicable law, through seeking a refund from the relevant tax authority) and the Participant will not have any entitlement to the equivalent amount in CGI Shares.

13.3                        The Company or any Subsidiary, as appropriate, shall have the authority and the right to take such other action as may be necessary in the opinion of the Company or the relevant Subsidiary to satisfy the Company’s or a Subsidiary’s withholding obligation for Tax-Related Items, including the right to withhold the Tax-Related Items from Participant’s salary or other cash compensation paid to Participant by the Company or one of its Subsidiaries.

14.                               Record Keeping

The Company shall cause individual records to be maintained for each Participant which shall record the number of PSUs awarded, earned, vested and settled from time to time.

15.                               Downward Fluctuation in the Price of Shares

No amount will be paid to, or in respect of, a Participant under the Plan, or pursuant to any other arrangement, to compensate a Participant for a downward fluctuation in the price of CGI Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

16.                               Expenses

All expenses relating to the administration of the Plan shall be borne by the Company. The Company will not be liable for any subsequent expenses or costs once PSUs, if any, have been settled for the benefit of a Participant. In addition, brokerage fees or commissions incurred by a Plan Trustee or any other third party administrator mandated by the Company in connection with the sale of CGI Shares made on behalf and for the account of a Participant, including sales made to satisfy any withholding obligation for Tax-Related Items pursuant to Section 13, shall be borne by the Participant and shall be deducted from the proceeds of such sale.

17.                               No Acquired Rights

The Plan and a Participant’s participation in the Plan do not generate any acquired rights in favor of any Participant, and do not constitute an express or implied term of nor in any manner form part of the Participant’s employment contract with the Company or any of its Subsidiaries.

18.                               Governing Laws

The Plan and the Award Letter shall be governed by the laws applicable in the Province of Quebec, Canada and any dispute relating to their interpretation and application shall be submitted to the tribunals of the district of Montreal, Québec.

19.                               Amendment and Termination

The Board, on the recommendation of the Committee, may, at any time and from time to time, amend, suspend or terminate the Plan, in whole or in part, or amend any term of any issued and outstanding Awards (including, without limitation, the earning, vesting and the expiry of an outstanding Award); provided that in the case of issued and outstanding Awards, the consent or the deemed consent of the concerned Participants shall be obtained in the event that the amendment materially prejudices the Participants’ rights.

Approved by the Board of Directors on September 26, 2017.

ANNEX TO THE

PERFORMANCE SHARE UNIT PLAN FOR DESIGNATED LEADERS OF
CGI GROUP INC. AND ITS SUBSIDIARIES

FOR U.S. PARTICIPANTS

This Annex to the Performance Share Unit Plan for the Designated Leaders of the Company and its Subsidiaries applies to Participants who are either residents of the United States or are subject to U.S. federal income tax (such Participants, the “U.S. Participants” and this annex, the “U.S. Annex”).  All capitalized terms but not defined in this U.S. Annex shall have the meanings ascribed to them in the Plan.

Notwithstanding any provision of the Plan or Award Letter to the contrary, in the event that any settlement or payment or an Award to a U.S. Participant is made upon, or as a result of the U.S. Participant’s termination of employment, and the U.S. Participant is a “specified employee” (as that term is defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) at the time the U.S. Participant becomes entitled to any such settlement or payment, and provided further that such settlement or payment does not otherwise qualify for an applicable exemption from Code Section 409A, then no such settlement or payment shall be made to the U.S. Participant under this Plan until the date that is the earlier to occur of: (i) the U.S. Participant’s death, or (ii) six (6) months and one (1) day following the  U.S. Participant’s termination of employment (the “Delay Period”).  Any settlement or payment which the U.S. Participant would otherwise have received during the Delay Period shall be made to the U.S. Participant in a lump sum on the date that is six (6) months and one (1) day following the effective date of the termination.  For purposes of the Plan and any applicable Award Letter, the terms “termination of employment,” “cessation of employment,” and variations thereof as used in the Plan or the applicable Award Letter are intended to mean a termination of employment that constitutes a “separation from service” as such term is defined under Code Section 409A.

The settlement or payment of any Award may not be accelerated except to the extent permitted by Code Section 409A.

Notwithstanding any provision of the Plan or Award Letter to the contrary, the Company may adopt such amendments to the Plan and/or Award Letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case without the consent of the U.S. Participant, that the Company determines are necessary or appropriate to comply with the requirements of Code Section 409A and related U.S. Treasury regulations and guidance issued thereunder.

The Plan and the Awards granted hereunder are intended to be exempt from or otherwise comply with Code Section 409A, to the extent applicable thereto.  Notwithstanding any provision of Plan or Award Letter to the contrary, the Plan and the Award shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer the Plan so that the Plan and Awards granted hereunder comply with the requirements of Code Section 409A, to the extent applicable thereto, the Company does not represent or warrant that the Plan or the Awards granted hereunder will comply with Code Section 409A or any other provision of federal, state, local, or any other applicable law.

Neither the Company nor its Subsidiaries or affiliates, nor their respective directors, officers, employees or advisers shall be liable to any U.S. Participant (or any other individual claiming a benefit through the U.S. Participant) for any tax, interest, or penalties the U.S. Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries and affiliates shall have no obligation to indemnify or otherwise protect any U.S. Participant from the obligation to pay any taxes pursuant to Code Section 409A or otherwise.